EXHIBIT 99.1

Radnor Reports Strong Annual Foodservice Packaging Growth of 13%, While Results Reflect Volatility of Raw Material and Energy Markets and the Impact of the Gulf Coast Hurricanes.

Radnor, PA.—(PR NEWSWIRE)—April 12, 2006

For the fiscal year ended December 30, 2005, Radnor Holdings Corporation (the “Company”) today announced strong annual growth in its North American foodservice packaging business of 13%, offset by lower sales volume at its specialty chemical operations. The combined operations produced a 5.1% increase in net sales to $464.6 million from $442.2 million in the prior year.

Michael T. Kennedy, the Company’s Chairman and Chief Executive Officer, commented, “Our financial results for fiscal 2005 reflect the challenging raw material and energy-related cost environment, the significant impact of the Gulf Coast hurricanes, the outcome of pricing actions and volume increases in our packaging business. The Gulf Coast hurricanes disrupted our resin and energy supply, impacted demand, increased fuel and distribution costs, and negatively impacted overall operating efficiency at our foodservice and specialty chemical plants. We believe that these events adversely impacted our results of operations by approximately $30 million in the fourth quarter of 2005. In response to these events, the Company raised selling prices across all segments near the end of 2005, accelerated its supply chain management initiative and is instituting energy reduction and cost containment programs.”

During 2005, the Company launched a major supply chain initiative targeted at improving overall operating efficiency, significantly reducing inventory carrying levels and improving customer service rates. This initiative has begun to impact operations during the first quarter of 2006 and is expected to produce significant benefits including increased efficiencies, reductions in manufacturing costs and reducing inventory while supporting higher sales volumes.

During 2005, the Company launched several new On-the-Go® products, including our Cargo™ polypropylene cold drink cups and an insulated ThermX™ hot beverage cup. The Company entered into a contract with an existing customer to produce the ThermX™ cup and our patented dome lid to support the customer’s national coffee launch. Sales of this product began during the first quarter of 2006 and the Company estimates that this contract will result in significant additional revenue and profitability to its operations in 2006.

While consolidated net sales increased $22.4 million, or 5.1%, during the year ended December 30, 2005 compared to the year ended December 31, 2004, gross profit decreased by $43.3 million. The decline in gross profit was primarily caused by higher raw material and energy-related costs, as well as the impact from the Gulf Coast hurricanes, which were only partially offset by the implemented price increases near the end of 2005.

The Company’s foodservice packaging operations reported a $37.3 million decrease in gross profit during the year ended December 30, 2005 compared to the year ended December 31, 2004 due to higher raw material and energy-related costs, partially offset by the benefits resulting from higher selling prices and increased sales volumes. Due, in part, to the significant fourth quarter impact of raw material supply disruptions, gross profit at our specialty chemical operations decreased $6.0 million during the year ended December 30, 2005 compared to the year ended December 31, 2004. In addition, distribution costs increased by approximately $5.0 million across all segments during the year, primarily due to higher fuel costs.

Interest expense increased $6.3 million to $33.6 million during the year ended December 30, 2005 from $27.3 million in the prior year due to higher average debt levels and higher interest rates.

Cautionary Statements

This press release includes certain “forward-looking statements.” These statements are based on management’s current reasonable and good faith expectations. A variety of factors may cause actual results to differ materially from these expectations, including a slowdown in economic growth, changes in the competitive market, increased cost of raw material, energy-related, and other manufacturing costs, and changes in the regulatory environment. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

More detailed information about these and other factors are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

Company Information

Radnor Holdings Corporation is a leading manufacturer and distributor of a broad line of disposable foodservice products in the United States and specialty chemical products worldwide. Radnor operates 15 plants in North America and 3 in Europe and distribute our foodservice products from 10 distribution centers throughout the United States. For more information about Radnor, visit the company’s web site at www.radnorholdings.com.

RADNOR HOLDINGS CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands)

	For the years ended
	December 30, 2005	December 31, 2004
	(Unaudited)
Net sales	$464,644	$442,231

Cost of goods sold (1)	437,536	370,277
Cost of goods sold – other (2)	538	2,070

Gross profit	26,570	69,884

Operating expenses:
Distribution	33,519	28,499
Selling, general and administrative (3)	36,187	34,971
Other expenses (4)	162	838

Income (loss) from operations	(43,298)	5,576
Loss from early extinguishment of debt, net (5)	7,736	251
Interest, net (6)	33,633	27,321
Income from unconsolidated affiliates	(409)	(544)
Other, net	1,559	486
Minority interest in operations of consolidated subsidiary	(315)	(3,354)

Loss before income taxes	$(85,502)	$(18,584)

(1)	Includes depreciation of $19.5 million and $17.5 million in fiscal 2005 and fiscal 2004, respectively.
(2)	In fiscal 2004, the Company wrote-off $2.1 million in costs related to the accelerated termination of its primary North American styrene monomer requirements contract. In fiscal 2005, the Company recorded a $0.5 million termination fee related to the August 2005 termination of this contract.
(3)	Includes $1.1 million of non-cash compensation expense in fiscal 2005. Also includes depreciation and amortization of $3.1 million and $2.0 million in fiscal 2005 and fiscal 2004, respectively.
(4)	In 2004 and 2005, the Company wrote-off $0.8 million and $0.2 million in costs, respectively, primarily investment banking fees, relating to the Company’s proposed initial public offering of its common stock.
(5)	Represents the write-off of $5.0 million of unamortized deferred financing costs and $2.7 million of fees paid related to the early extinguishment of debt in fiscal 2005.
(6)	Interest includes amortization of premium and issuance costs related to the Company’s long-term debt of $1.9 million for fiscal 2004 and $2.5 million for fiscal 2005. In addition, interest for fiscal 2005 includes $0.5 million related to the Company’s asset retirement obligations.

Segment Information

The following tables summarize the results of operations for the packaging and specialty chemicals segments for the fiscal years ended December 30, 2005 and December 31, 2004.

Packaging Segment Results

(millions of dollars)	2005	2004	Increase (Decrease)	% Change
	(Unaudited)
Sales	$276.6	$245.2	$31.4	12.8%
Gross profit	9.0	46.3	(37.3)	(80.6)%
Operating expenses	41.3	33.5	7.8	23.3%
Income (loss) from operations	(32.3)	12.8	(45.1)	(352.3)%

Depreciation and amortization	15.4	13.0	2.4	18.5%

Specialty Chemicals Segment Results

(millions of dollars)	2005	2004	Decrease	% Change
	(Unaudited)
Sales	$203.7	$210.0	$(6.3)	(3.0)%
Gross profit	17.6	23.6	(6.0)	(25.4)%
Operating expenses	18.1	20.2	(2.1)	(10.4)%
Income (loss) from operations	(0.5)	3.4	(3.9)	(114.7)%

Depreciation and amortization	6.3	6.3	—	0.0%

CONTACT:

Radnor Holdings Corporation

R. Radcliffe Hastings (Executive Vice President), 610-341-9600

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